Exhibit 99.1
PRESS RELEASE

SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS: smith.com
For Release
Wednesday, April 25, 2007

Contact:	Margaret K. Dorman
Chief Financial Officer
(281) 443-3370
SMITH INTERNATIONAL, INC. REPORTS FIRST
QUARTER EARNINGS OF 80 CENTS PER SHARE
     HOUSTON, Texas (April 25, 2007)... Smith International, Inc. (NYSE: SII) today announced first quarter net income of $160.2 million, or 80 cents per share, on revenues of $2.11 billion. The financial results include a four-cent tax benefit associated with the claim of prior period U.S. research and development tax credits and other tax adjustments. Excluding the impact of the non-recurring credit, the Company reported net income of $152.7 million, or 76 cents per diluted share. In the comparable prior year period, the Company reported net earnings of $107.2 million, or 53 cents per share, on revenues of $1.68 billion.
     On a sequential quarter basis, consolidated revenues grew five percent influenced by continued expansion in the global offshore markets. Offshore business volumes accounted for approximately 90 percent of the Oilfield segment revenue increase over the December quarter, impacted by demand for drilling and completion fluids, environmental solutions and borehole enlargement technologies. On a geographic basis, increased activity in the U.S. deepwater market and rising offshore investment in the Eastern Hemisphere region, including the North Sea, Former Soviet Union (“FSU”) and Middle East/Asia, accounted for the majority of the sequential improvement.
     Commenting on the results, Chairman and CEO, Doug Rock stated, “Our revenues and earnings continue to benefit from acceleration of Eastern Hemisphere and offshore markets. These markets have demonstrated better long-term revenue and margin stability compared to the more volatile North American land-based natural gas drilling market. Based on our prospects for the rest of 2007, we believe earnings of $3.10 to $3.20 per share is a reasonable expectation for Smith.”

     M-I SWACO’s first quarter revenues totaled $1.04 billion, six percent above the fourth quarter of 2006 and 29 percent higher on a year-over-year basis. The improvement over the December 2006 quarter was driven by a 13 percent increase in global offshore revenues which, based on the phase of the drilling operations, primarily consisted of higher base fluid products. On a geographic basis, Eastern Hemisphere operations generated the majority of the sequential revenue growth driven by increased sales for offshore programs in Asia and the FSU and, to a lesser extent, continuing demand for environmental solution technologies by operators in the North Sea region. Western Hemisphere revenues increased four percent over the December 2006 quarter, benefiting from new contract awards to support deepwater projects in the U.S. offshore market.
     Smith Technologies, which in the first quarter of 2007 began reporting sales of the Rhino®Reamer and other borehole enlargement tools that had previously been included in the Smith Services unit, reported revenues of $244.1 million. On a comparative basis, Smith Technologies’ revenues were modestly above the fourth quarter of 2006 and 22 percent higher on a year-over-year basis. The sequential revenue comparison was influenced by the inclusion of several Eastern Hemisphere export orders in the fourth quarter of 2006. After excluding export sales, revenues were four percent above the prior quarter level — in-line with the change in corresponding activity levels. The sequential revenue improvement was influenced by continuing demand for borehole enlargement tools in the Eastern Hemisphere offshore region.
     Smith Services’ revenues, which have also been adjusted to reflect the formation of the Smith Borehole Enlargement group, totaled $282.5 million. On a comparative basis, sales grew six percent over the December 2006 quarter and were 35 percent higher on a year-over-year basis. The sequential revenue growth was influenced by increased tubular sales volumes in the United States, including the Hevi-Wate™ product line. After excluding the impact of tubular sales, revenues increased three percent sequentially and 19 percent above the March 2006 quarter. The majority of the core business growth over the December 2006 period was attributable to increased Eastern Hemisphere business volumes related to drilling product and service lines.

     Wilson reported revenues of $546.0 million, six percent higher on a sequential quarter basis and 16 percent above the prior year period. Higher sales in the upstream energy segment, which grew 11 percent period-to-period, accounted for the majority of the sequential revenue growth. Increased drilling and completion activity in North America and, to a lesser extent, higher project business volumes in the Europe/Africa region contributed to the revenue improvement for the upstream segment. Expanded downstream sector business volumes, which benefited from increased customer spending in the engineering and construction market, also contributed to the sequential revenue growth.
     Margaret Dorman, Chief Financial Officer, commented, “We’re pleased with the first quarter’s results, reporting a seven percent increase in sequential profitability levels despite a fairly flat rig count period-to-period. Continued expansion in the Oilfield segment operating margins, which improved to 19.9 percent in the first quarter of 2007, provides a significant amount of momentum which should carryover into the rest of the year. Outside the seasonal impact of the Canadian break-up, we think we’ll see strengthening demand for our products and services as the level of offshore investment continues to rise.”
     Smith International, Inc. is a leading supplier of premium products and services to the oil and gas exploration and production industry through its four principal business units — M-I SWACO, Smith Technologies, Smith Services and Wilson. The Company will host a conference call on Thursday, April 26, 2007, beginning at 10:00 a.m. Central to review the quarterly results. Participants may join the conference call by dialing (706) 634-6555 and requesting the Smith International call. A replay of the conference call will also be available through Thursday, May 3, 2007, by dialing (706) 645-9291 and entering conference call identification number 4053703.
     Certain comments contained in this news release and tomorrow’s scheduled conference call concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe,” “encouraged,” “expect,” “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the Smith International, Inc. Annual Report on Form 10-K for the year ended December 31, 2006 and other filings of the Company with the Securities and Exchange Commission.
     Non-GAAP Financial Measures. The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios utilized for internal analysis provide financial statement users meaningful comparisons between current and prior period results, as well as important information regarding performance trends. Certain information discussed in this press release and in the scheduled conference call could be considered non-GAAP measures. See the Supplementary Data — Schedule III in this release for the corresponding reconciliations to GAAP financial measures for the period ended March 31, 2007. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.
     Financial highlights follow:

SMITH INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2007	2006	2006

Revenues	$2,107,724	$1,682,121	$1,998,991

Costs and expenses:
Costs of revenues	1,431,759	1,155,518	1,344,549
Selling expenses	272,333	221,194	266,807
General and administrative expenses	72,504	68,291	77,857

Total costs and expenses	1,776,596	1,445,003	1,689,213

Operating income	331,128	237,118	309,778

Interest expense	18,534	12,836	18,159
Interest income	(764)	(597)	(859)

Income before income taxes and minority interests	313,358	224,879	292,478

Income tax provision	93,099	72,662	94,502

Minority interests	60,101	45,001	54,944

Net income	$160,158	$107,216	$143,032

Earnings per share:
Basic	$0.80	$0.53	$0.72

Diluted	$0.80	$0.53	$0.71

Weighted average shares outstanding:
Basic	199,980	200,995	199,564

Diluted	201,426	202,527	201,381

SMITH INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2007	2006

Current Assets:
Cash and cash equivalents	$93,059	$80,379
Receivables, net	1,662,938	1,592,230
Inventories, net	1,530,843	1,457,371
Other current assets	141,279	141,047

Total current assets	3,428,119	3,271,027

Property, Plant and Equipment, net	925,954	887,044

Goodwill and Other Assets	1,193,738	1,177,404

Total Assets	$5,547,811	$5,335,475

Current Liabilities:
Short-term borrowings	$317,933	$287,704
Accounts payable	624,362	654,215
Other current liabilities	364,912	437,549

Total current liabilities	1,307,207	1,379,468

Long-Term Debt	826,617	800,928

Other Long-Term Liabilities	291,514	246,028

Minority Interests	981,308	922,114

Stockholders’ Equity	2,141,165	1,986,937

Total Liabilities and Stockholders’ Equity	$5,547,811	$5,335,475

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA — SCHEDULE I
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2007	2006	2006

REVENUE DATA

Consolidated:
United States	$961,504	$743,311	$921,326
Canada	237,139	268,887	222,284

North America	1,198,643	1,012,198	1,143,610

Latin America	148,338	124,497	144,804
Europe/Africa	478,678	344,371	457,876
Middle East/Asia	282,065	201,055	252,701

Non-North America	909,081	669,923	855,381

Total	$2,107,724	$1,682,121	$1,998,991

Oilfield(a):

North America	$681,580	$560,555	$652,043

Latin America	143,397	121,856	141,821
Europe/Africa	462,668	336,192	446,273
Middle East/Asia	274,039	193,005	245,955

Non-North America	880,104	651,053	834,049

Total	$1,561,684	$1,211,608	$1,486,092

BUSINESS UNIT/SEGMENT DATA

Revenues:
M-I SWACO	$1,035,084	$802,550	$979,520
Smith Technologies(b)	244,091	200,412	241,122
Smith Services(b)	282,509	208,646	265,450

Oilfield	1,561,684	1,211,608	1,486,092

Distribution	546,040	470,513	512,899

Total	$2,107,724	$1,682,121	$1,998,991

Operating Income:
Oilfield	$311,013	$219,795	$289,842
Distribution	29,235	26,026	28,239
General corporate	(9,120)	(8,703)	(8,303)

Total	$331,128	$237,118	$309,778

NOTE (a): Excludes revenues from the Wilson Distribution operations.
NOTE (b): Due to the formation of the Smith Borehole Enlargement (“SBE”) group during the first quarter of 2007, certain prior period revenues were reclassified to conform with the current presentation.

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA — SCHEDULE II
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2007	2006	2006

OTHER DATA

Operating Income(c):
Smith ownership interest	$257,502	$181,193	$241,869
Minority partner ownership interest	73,626	55,925	67,909

Total	$331,128	$237,118	$309,778

Depreciation and Amortization(c):
Smith ownership interest	$33,635	$25,992	$32,885
Minority partner ownership interest	10,745	7,271	10,562

Total	$44,380	$33,263	$43,447

Gross Capital Spending(c):
Smith ownership interest	$61,092	$40,866	$78,978
Minority partner ownership interest	15,741	15,912	30,668

Total	$76,833	$56,778	$109,646

Net Capital Spending(c)(d):
Smith ownership interest	$48,303	$34,093	$69,540
Minority partner ownership interest	13,857	15,060	30,012

Total	$62,160	$49,153	$99,552

NOTE (c): The Company derives a significant portion of its revenues and earnings from M-I SWACO and other joint venture operations. Consolidated operating income, depreciation and amortization and capital spending amounts have been separated between the Company’s portion and the minority partners’ portion in order to aid in analyzing the Company’s financial results.
NOTE (d): Net capital spending reflects the impact of proceeds from lost-in-hole and fixed asset equipment sales.

SMITH INTERNATIONAL, INC.
SUPPLEMENTARY DATA — SCHEDULE III
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2007	2006	2006

Consolidated Net Income:
GAAP consolidated net income	$160,158	$107,216	$143,032
R&D tax credit and other tax adjustments	(7,467)	—	—

Non-GAAP consolidated net income	$152,691	$107,216	$143,032

Diluted Earnings per Share:
GAAP diluted earnings per share	$0.80	$0.53	$0.71
R&D tax credit and other tax adjustments	(0.04)	—	—

Non-GAAP diluted earnings per share	$0.76	$0.53	$0.71